Exhibit 10.18
October 24, 2008
Mr. Steve Ratterman
Chief Financial Officer
The O’Gara Group, Inc.
7870 East Kemper Road
Suite 460
Cincinnati, Ohio 45249
RE: Proposed $40,000,000 in Senior Secured Credit Facilities
Dear Steve:
It is our understanding that The O’Gara Group, Inc. (the “Company” or the “Borrower”) proposes to undertake the Transaction described in the Summary of Terms and Conditions (the “Summary”) attached hereto and has requested that PNC Bank, National Association (“PNC Bank”), underwrite $40,000,000 in senior secured credit facilities consisting of (i) a revolving credit facility in an amount not to exceed $25,000,000 and (ii) a term loan facility of up to $15,000,000 (the “Credit Facilities”) and PNC Capital Markets LLC (“PNC Capital Markets” or the “Arranger”) arrange and syndicate the Credit Facilities (the “Financing”) for the proposed Transaction.
We are pleased to inform you of PNC Bank’s commitment to provide $40,000,000 of the Financing described in the attached Summary, subject to the terms and conditions referred to in this letter and the Summary. In addition, PNC Capital Markets is pleased to inform you of its agreement to act as the lead arranger and bookrunner, and PNC Bank is pleased to inform you of its agreement to act as the Administrative Agent (the “Administrative Agent”) for the Financing, in each case subject to the terms and conditions referred to in this letter, the Summary and the Fee Letter (dated as of this date (the “Fee Letter”). This Commitment Letter (as defined below), Fee Letter and Summary are being provided in replacement of that certain commitment letter, fee letter and summary dated August 21, 2008 and supersede such prior commitment letter, fee letter and summary in their entirety.
The Summary includes a description of the principal terms of the proposed credit facilities connected with the Financing, and is intended as a framework for the documentation and as a basis for further discussion of the Financing’s terms, as appropriate. The Financing will be documented in a definitive credit agreement (the “Credit Agreement”) reasonably satisfactory to all parties hereto and other agreements, instruments, certificates , and documents called for by the Credit Agreement or which the Arranger or PNC Bank may otherwise require (collectively, the “Credit Documents”), to be delivered at the closing of the Financing (the “Closing”). The Credit Documents shall prevail over the terms of this letter; provided, however, that the provisions of this letter regarding syndication of the Financing shall survive the execution and delivery of the Credit Documents.
PNC Bank’s obligations are conditioned on the execution and delivery of the Credit Documents in form and content reasonably satisfactory to the Company, the Arranger and PNC Bank. Because not all of the terms can be set forth in the Summary, a failure by PNC Bank or the Company to agree on the definitive terms of the Credit Documents will not constitute a breach of this commitment. The obligations of the Lead Arranger and PNC Bank pursuant to this letter are also subject to acceptance by the Company as provided below and the statutory and other regulatory requirements under which PNC Bank and the Arranger are governed.
In addition to the terms and conditions set forth in the Summary, PNC Bank’s commitment to provide the proposed Financing is further subject to: (i) PNC Bank’s satisfaction with the organization and legal structure, significant contracts, and tax, labor, environmental, ERISA, and other matters relating to the Company and its subsidiaries, both before and after consummation of the Transaction; (ii) there being no material adverse change in the condition (financial or otherwise), business, operations, properties or prospects of the Company and its subsidiaries or of the Pending Acquisitions (as defined in the Summary) since December 31, 2007; (iii) the non-occurrence of any disruption, condition, or circumstance in the financial banking or capital markets in general or for the Company and its subsidiaries in particular or in the market for syndicated bank credit facilities in each case whether resulting from circumstances prior to or after the date hereof that, in the judgment of PNC Capital Markets could impair the “successful syndication” (as defined in the Fee Letter (as defined below)) efforts in respect of any portion of the Financing or make it impractical or inadvisable to proceed with the Credit Facilities, (iv) the accuracy and completeness of all representations made by or on behalf of the Company to the lenders and all information furnished by or on behalf of the Company to the lenders (including the Arranger and Administrative Agent); (v) a meeting of potential lenders shall be held by September 30, 2008; and (vi) the Company’s compliance with the terms of this Commitment Letter, including, without limitation, the payment in full of all reasonable fees, expenses and other amounts payable under this Commitment Letter. To assist in due diligence, the Company agrees that the Arranger or Administrative Agent may, in their discretion, request further due diligence items from the Company and retain experts or consultants in connection with the Financing.
PNC Capital Markets will manage all aspects of the syndication of the Financing in consultation with the Company, including the timing of all offers to potential lenders, the determination of the amounts offered to potential lenders, the acceptance of engagements of the lenders and the compensation to be provided to the lenders.
The Company shall take all action as the Lead Arranger may reasonably request to assist the Lead Arranger in forming a syndicate acceptable to it and the Company. The Company’s assistance in forming such a syndicate shall include, but not be limited to, (i) making senior management and representatives of the Company available to participate in information meetings with potential lenders at such times and places as the Lead Arranger may reasonably request; (ii) using its best efforts to ensure that the syndication efforts benefit from the Company’s lending relationships; and (iii) providing the Lead Arranger with all information reasonably requested by them to successfully complete the syndication.
PNC Bank shall act as the Administrative Agent for the Financing and PNC Capital Markets shall act as sole lead arranger and bookrunner. No additional agents, co-agents, arrangers or bookrunners will be appointed, or other titles conferred, without the consent of PNC Capital Markets.
This letter is issued in reliance on the information provided to the Administrative Agent and the Arranger by the Company in connection with the Company’s request for the Financing and the information in any supporting document or material. The Company represents and warrants that (i) all written information (other than financial projections referred to in clause (ii) below) that it has made or will hereafter make available to the Administrative Agent or the Arranger or any potential lender by or on behalf of the Company in connection with the Financing and other transactions contemplated hereby is and will, on the date so provided, be complete and correct in all material respects and does not and will not, on the date so provided, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in light of circumstances under which the statements were made and (ii) all financial projections, if any, that have been or will be prepared by the Company and made available to the Administrative Agent, the Arranger or any potential lender have been or will be, on the date provided, prepared in good faith based upon reasonable assumptions (it being understood that such projections are subject to significant uncertainties and contingencies, many of which are beyond the Company’s control, and that no assurance can be given that the projections will be realized). The Company agrees to promptly supplement the information supplied by it and the projections supplied by it from time to time so that all such information and projections as supplemented shall be complete and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in light of circumstances under which the statements were made. The Administrative Agent may terminate this engagement if there has been any material misrepresentation or material inaccuracy in the information heretofore provided or any failure to include material information necessary in order to make the information heretofore provided complete and correct in all material respects.
This Commitment Letter may not be assigned by the Company and no rights of the Company hereunder may be transferred and no obligations may be delegated without the prior written consent of the Administrative Agent or PNC Capital Markets. The commitment of PNC Bank shall be ratably and irrevocably reduced by the amount of the commitment from any prospective lender to provide a portion of the Financing, effective upon delivery of written evidence of such lender’s commitment to the Company.
No modification or waiver of any of the terms and conditions of this engagement will be valid and binding unless agreed to in writing by the Company, the Administrative Agent and the Arranger. When accepted, this letter (the “Commitment Letter”), including the attached Summary, and the fee letter dated as of this date (the “Fee Letter”) shall constitute the entire agreement between the Administrative Agent and PNC Capital Markets on the one hand, and the Company, on the other hand, concerning the Financing and replaces all prior understandings, statements and negotiations. The Summary and the Fee Letter are integral parts of this Commitment Letter.
The Administrative Agent’s commitment hereunder will expire on October 17, 2008, unless on or before that date the Company signs and returns the enclosed copy of this Commitment Letter along with the Fee Letter and the Acceptance Fee (receipt of which is hereby acknowledged) as specified in the Fee Letter. Once accepted, the Administrative Agent’s commitment under this letter will expire on January 31, 2009 if the Financing has not closed on or before that date. These expiration dates may only be extended in writing by the Administrative Agent and PNC Capital Markets.

The remainder of this letter sets forth our mutual understanding as to the services to be performed by the Arranger in syndicating the Financing, the obligations of the Company, compensation to PNC Bank and PNC Capital Markets well as the general terms and conditions of PNC Capital Markets’ engagement (the “Engagement”) and the engagement of the Administrative Agent.
The Arranger will syndicate the Financing based upon information supplied by, among others, the Company, consultants, appraisers and prospective lenders. Proposed terms and conditions of the Financing as of the date hereof are summarized herein and in the Summary.
The Arranger shall introduce interested lenders to the Company and assist the Company with any and all negotiations with such interested lenders concerning the Financing. The Company hereby consents to the transfer of information regarding the Company and its subsidiaries between PNC Capital Markets, PNC Bank and their respective affiliates and other prospective lenders.
The Company agrees to provide the Arranger, PNC Bank and their legal counsel and consultants with such information and access to the officers, directors, employees, accountants and legal counsel of such Company as may be reasonably requested by the Arranger for the purpose of preparing a Confidential Information Memorandum (the “Memorandum”) together with any supplemental information which the lenders may require. The information may include, but may not be limited to, general industry information, information about such Company and its subsidiaries, historical financial statements and financial projections over the term of the Financing.
The Company agrees that prior to delivery of the Memorandum to any other lender, a senior officer of the Company will review the Memorandum and will provide a letter stating that the Memorandum is complete and correct in all material respects and does not contain any untrue statements of a material fact, or omit to state any matter necessary to make the Memorandum not material misleading.
Until the completion of the primary syndication of the Financing (as determined by the Arranger), the Company agrees that, except as contemplated in this letter and the Summary, neither it nor any of its subsidiaries shall enter into any (i) acquisitions (except for the Pending Acquisitions as specifically noted in the Summary), (ii) other credit facilities or (iii) issue any indebtedness for borrowed money whether syndicated, publicly or privately placed, if such acquisition, facility or issue might, in the Arranger’s reasonable judgment, have a detrimental effect on the successful completion of the Financing, and will advise the Arranger immediately if any acquisition, issue or facility is contemplated.
PNC Capital Markets and PNC Bank shall be reimbursed from time to time by the Company upon request for all reasonable out-of-pocket expenses (whether incurred before or after the date hereof) which they may incur while performing services hereunder, including in connection with the negotiation, preparation, due diligence, execution, syndication, delivery and enforcement of this letter, the Credit Documents and other documentation and any assignment or participation of PNC Bank’s interests herein. These include, without limitation, reasonable fees and expenses of legal counsel, appraisers and consultants. Such reimbursement shall not be contingent upon the Closing or execution of the Credit Documents.
The Company agrees to pay the fees set forth in the Summary and the Fee Letter.

The Administrative Agent, Arranger and the Company each confirm that it has the requisite power and authority to enter into this letter and to perform its respective undertakings hereunder.
The Arranger will use reasonable efforts to provide the advice, assistance and services described above. The Arranger does not, however, warrant, represent, promise, guarantee or otherwise provide assurances that the Financing will be closed.
By executing this letter, the Company agrees to indemnify and hold harmless PNC Capital Markets, the Administrative Agent and each of their respective affiliates and each of their respective officers, directors, employees, advisors and agents (each an “Indemnified Person”) from and against any and all losses, claims, damages, liabilities, costs and expenses (including without limitation reasonable fees and expenses of legal counsel), joint or several, which may be incurred by or asserted or awarded against any Indemnified Person (including, without limitation, in connection with any investigation, litigation or other proceeding or preparation of a defense in connection therewith), in each case arising out of or in connection with the Engagement or the Financing, this letter, the Summary, the Fee Letter, the Pending Acquisitions or any other transaction contemplated by any of the foregoing, except to the extent such claim, damage, loss, liability, cost or expense results from such Indemnified Person’s own gross negligence or willful misconduct. In the case of an investigation, litigation or other proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Company, any of its directors, security holders or creditors, an Indemnified Person or any other person or an Indemnified Person is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated.
No Indemnified Person shall have any liability (whether in contract, tort or otherwise) to the Company or any of its security holders or creditors for or in connection with the transactions contemplated hereby, except to the extent such liability results from such Indemnified Person’s own gross negligence or willful misconduct. In no event, however, shall any Indemnified Person be liable on any theory of liability for any special, indirect, consequential or punitive damages (including, without limitation, any loss of profits, business or anticipated savings).
The Arranger’s services hereunder may be terminated by the Company upon thirty days’ written notice to the Arranger. Notwithstanding any termination of such services or this letter, the Arranger and Administrative Agent shall be entitled to the expenses and fees described above, and the Company’s’ indemnification obligation outlined above will continue. In the event the Arranger’s services are terminated by the Company, the engagement of the Administrative Agent shall also terminate.
The Company acknowledges that the Arranger and/or one or more of its respective affiliates may provide financing, equity capital, financial advisory and/or other services to parties whose interests may conflict with the Company’s interests. Neither the Arranger nor any affiliate of the Arranger will furnish confidential information obtained from the Company to any of their other customers. Furthermore, the Arranger and no affiliate of the Arranger will make available to the Company confidential information that it has obtained or may obtain from any other person.
PNC Capital Markets hereby notifies you that pursuant to the requirements of the U.S.A. PATRIOT ACT (Title III of Pub. 107 56 (signed into law October 26, 2001))(the “Patriot Act”), it and each of the Lenders may be required to obtain, verify and record information that identifies you and your affiliates, which information may include your or their respective names and addresses, and other information that will allow PNC Capital Markets and each of the Lenders to identify you or any of then in accordance with the Patriot Act. This notice is given in accordance with the requirements of the Patriot Act and is effective for PNC Capital Markets and each of the Lenders.
Upon closing, PNC Capital Markets shall be entitled to place a “tombstone” advertisement in various publications subject to the Company’s approval of the contents of such advertisement, which approval shall not be unreasonably withheld or delayed.
The terms contained in this letter and the Summary are confidential and, except for disclosure to the Company’s board of directors, the Company’s officers and employees, the respective boards of directors of the sellers under the Pending Acquisitions (the “Sellers”) and their controlling affiliates, the respective officers and employees of the Sellers and their controlling affiliates, professional advisors retained by the Company or the Sellers and their controlling affiliates in connection with this transaction, or as may be required by law, may not be disclosed in whole or in part to any other person or entity without prior written consent of the Arranger. This letter is solely for the benefit of the Company and no other person or entity shall obtain any rights hereunder or be entitled to rely or claim reliance upon the terms and conditions hereof.
PNC Capital Markets and the Administrative Agent each agree to keep any information delivered or made available by the Company confidential from anyone other than its affiliates, employees, officers, attorneys and other advisors (its “Representatives”) who are or are expected to become engaged in evaluating, approving, structuring or administering the Financing or rendering legal advice in connection therewith, provided that nothing herein shall prevent PNC Capital Markets or PNC Bank from disclosing such information (a) to potential lenders subject to customary confidentially provisions, (b) upon the order of any administrative agency or other governmental authority, (c) upon the request or demand of any government regulatory agency or authority, (d) to the extent that such information has been publicly disclosed other than as a result of a disclosure by it or its Representatives, and (e) otherwise as required by law.
This letter is solely for the benefit of the Company and no other person or entity shall obtain any rights hereunder or be entitled to rely or claim reliance upon the terms and conditions hereof. This letter does not create a fiduciary relationship among the parties. The representations and warranties of the Company herein and the provisions hereof relating to fees, indemnification, costs and expenses, confidentiality, governing law and waiver of jury trial shall survive the termination of this letter and the engagements hereunder.
This letter shall be governed by and construed in accordance with the laws of the State of New York. This Commitment Letter may be executed in any number of counterparts, each of which, when so executed, shall be deemed to be an original and all of which, taken together, shall constitute one and the same Commitment Letter. Delivery of an executed counterpart of a signature page to this Commitment Letter by telecopier shall be as effective as delivery of an original executed counterpart of this Commitment Letter. The provisions hereof related to syndication, information, indemnification and confidentiality shall survive the termination of the undertakings of the Arranger and Administrative Agent hereunder. The Company acknowledges that information and documents relating to the Financing may be transmitted through Debtdomain, the internet or similar electronic transmission systems.

WAIVER OF JURY TRIAL. THE COMPANY IRREVOCABLY WAIVES ANY AND ALL RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR CLAIM OF ANY NATURE RELATING TO THIS COMMITMENT LETTER OR THE FEE LETTER, OR ANY TRANSACTION CONTEMPLATED IN EITHER DOCUMENT OR THE ACTIONS OF THE PARTIES HERETO OR ANY OF THEIR AFFILIATES IN THE NEGOTIATION, PERFORMANCE OR ENFORCEMENT OF ANY OF THE FOREGOING. THE COMPANY ACKNOWLEDGES THAT THE FOREGOING WAIVER IS KNOWING AND VOLUNTARY. THE COMPANY FURTHER ACKNOWLEDGES THAT IT HAS READ AND UNDERSTOOD THE PROVISIONS OF THIS ENGAGEMENT LETTER AND THE FEE LETTER, AND HAS BEEN ADVISED BY COUNSEL WITH RESPECT THERETO AS NECESSARY AND APPROPRIATE.
If the foregoing accurately sets forth your understanding, please indicate your acceptance hereof by signing the enclosed copy of this letter and returning it, together with the Fee Letter, to Connie Cesario, Managing Director, PNC Capital Markets LLC , One PNC Plaza, 249 Fifth Avenue, Pittsburgh, PA 15222 (fax: 412-762-2760) at or before 5 p.m. (eastern standard time) on October 28, 2008 the time at which the undertakings of the Lead Arranger and Administrative Agent hereunder (if not so accepted prior thereto) will terminate. If the Company elects to deliver this Commitment Letter by telecopier, please arrange for the executed original to follow by next-day courier. We are pleased to have this opportunity and very much look forward to working with you.
Sincerely,
PNC Bank, National Association

/s/ Christopher T. Belletti Senior Vice President

PNC Capital Markets LLC

/s/ Peter M. Hilton Senior Managing Director

Agreed to and accepted:

The O’Gara Group, Inc.

By:	/s/ Steven P. Ratterman

Date:	October 28, 2008

THE O’GARA GROUP, INC.
SUMMARY OF TERMS AND CONDITIONS

Borrower:	The O’Gara Group, Inc. (the “Borrower”).

Guarantors:	To include all existing and hereinafter acquired, or created direct and indirect domestic subsidiaries of the Borrower and the guarantee of all foreign subsidiaries (the “Guarantors” and together with the Borrower, the “Loan Parties”) except where, (i) the delivery of a guarantee is restricted by the jurisdiction in which such foreign subsidiary is organized, (ii) the giving of a guarantee by such foreign subsidiary would result in material increased tax liabilities for the Borrower and its consolidated subsidiaries, taken as a whole or (iii) the costs of obtaining a guaranty in any particular foreign jurisdiction are unreasonably excessive in relation to the benefits to the Lenders (as hereinafter defined) afforded thereby.

Administrative Agent:	PNC Bank, National Association (the “Administrative Agent”).

Lead Arranger:	PNC Capital Markets LLC (the “Arranger”).

Lenders:	Lending institutions acceptable to the Arranger and the Borrower (collectively, the “Lenders”).

Transaction:	Simultaneous with closing of the Credit Facilities (defined below) and a pending Initial Public Offering (“IPO”), the Borrower will acquire Finanziaria Industriale S.p.A. (together with its wholly- and partially- owned subsidiaries, “Isoclima”), Transportadora de Proteccion y Seguridad, S.A. de C.V. (“TPS”), and OmniTech Partners, Inc., Optical Systems Technology, Inc. and Keystone Applied Technologies, Inc. (collectively, “OmniTech”) (OmniTech, together with Isoclima and TPS, the “Pending Acquisitions”) using the proceeds from the IPO, borrowings under the Credit Facilities and issuances of its common stock (the “Transaction”).

Credit Facilities:	$40,000,000 in Senior Secured Credit Facilities (defined below).

a)    $25,000,000 Senior Secured Revolving Credit Facility with a $10,000,000 sublimit for the issuance of letters of credit (the “Revolver”), a $TBD sublimit for swingline borrowings and a $TBD sublimit for loans denominated in an Alternate Currency. Borrowings under the swing line will reduce availability under the Revolver. Pricing on swingline borrowings to be based on the Agent’s offered rate plus the applicable LIBOR margin then in effect.

Alternate Currency means, with respect to any Revolver loan, Euros and Pesos to the extent that such currency is freely tradable and exchangeable into U.S. Dollars in the London or other applicable interbank market and for which an exchange rate can be determined by reference to the Bloomberg Financial Markets system.

b) $15,000,000 Senior Secured Term Loan (the “Term Loan” and together with the Revolver, the “Credit Facilities”).

Accordion Feature:	At or after the Closing Date, the Borrower shall have the option to increase the Term Loan in an amount not to exceed $10,000,000 without the consent of the Lenders.

The Borrower may solicit any Lender and/or any other financial institution reasonably satisfactory to the Agent and the Borrower to provide such additional or new commitments. No Lender shall be committed to provide any incremental commitment until it expressly agrees to provide such commitment.

Purpose:	The Credit Facilities shall be used to (i) partially finance the Pending Acquisitions, (ii) pay fees and expenses in connection with the Transaction, (iii) refinance certain existing indebtedness, and (iv) with respect to the Revolver, to fund working capital, Permitted Acquisitions, capital expenditures and other general corporate purposes of the Borrower and its subsidiaries, including the issuance of letters of credit. Refer to Exhibit II for Estimated Sources and Uses at closing.

Closing Date:	TBD.

Maturity:	a) Three years from the Closing Date.

b) Three years from the Closing Date.

Repayment:	a) At maturity. Until maturity, the Borrower may borrow, repay and reborrow an amount not to exceed the amount of the Revolver less outstanding letters of credit and swingline borrowings.

b) In quarterly principal payments based upon annual reductions as follows: Year 1: $3,000,000 Year 2: $5,000,000 Year 3: $7,000,000

The full amount of the Term Loan must be drawn in a single drawing on the Closing Date. No amount of the Term Loan may be re-borrowed (although LIBOR rollovers and conversions will be permitted).

Interest Rate and Letters of Credit Fees:	Interest rates and letter of credit fees for the Credit Facilities will be subject to a performance based pricing grid which is attached hereto. The basis for pricing will be based on the Borrower’s Leverage Ratio per the attached pricing grid. Initial pricing (as expressed in basis points) is expected to be as follows:

	LIBOR Margin	Base Rate Margin
Revolver	L + 400	BR + 300
Term Loan	L + 400	BR + 300

Base Rate Option:	The Base Rate is the higher of (i) the Administrative Agent’s prime rate or (ii) the Federal Funds Open Rate plus 1/2%. Notwithstanding the above, the Administrative Agent’s prime rate, for any pricing period, will not be quoted at a rate of less than the sum of the one-month LIBOR rate plus 100 basis points.

Interest on Base Rate borrowings is calculated on an actual/365 or 366 day basis and is payable quarterly.

LIBOR Option:	Interest on LIBOR borrowings is calculated on an actual/360 day basis and is payable the earlier of quarterly or on the last day of each interest period. LIBOR advances will be available for periods of 1, 2, 3 or 6 months. LIBOR pricing will be adjusted for any statutory reserves.

Letters of Credit:	The Borrower shall pay letter of credit fees equal to the then applicable spread above LIBOR on the aggregate face amount of standby letters of credit issued under the Revolver to each Lender quarterly in proportion to such Lender’s commitment. In addition, the Borrower shall pay the Issuing Lender a 1/4% fronting fee, payable quarterly, on the aggregate face amount of such letters of credit.

Default Rate:	Subsequent to an Event of Default which continues beyond any applicable cure period, outstandings shall bear interest at 2% over the rate of interest applicable under the Base Rate pricing option.

Interest Rate Protection:	The Borrower shall enter into interest rate protection agreements for a period of not less than two (2) years in a form acceptable to the Administrative Agent on at least 50% of the outstandings on the Term Loan. The interest rate protection agreements shall be entered within 60 days of closing on the Term Loan.

If an interest rate protection agreement is provided by one of the Lenders, such interest rate protection may be secured by liens which are pari passu with those securing the Credit Facilities to the extent of such institution’s credit exposure. Such institution shall calculate its credit exposure in a reasonable and customary manner.

Documentation for interest rate protection shall conform to ISDA standards and must be acceptable to the Agent with respect to inter-creditor issues.

Yield Protection:	The Borrower shall pay the Lenders such additional amounts as will compensate the Lenders in the event applicable law, or change in law, subjects the Lenders to reserve requirements, capital requirements, taxes (except for taxes on the overall net income of the Lenders) or other charges which increase the cost or reduce the yield to the Lenders, under customary yield protection provisions.

Expenses:	The Borrower shall pay all of the Arranger’s and Administrative Agent’s costs and expenses associated with the preparation, due diligence, administration, syndication and enforcement of all documentation executed in connection with the Credit Facilities, including, without limitation, the legal fees of counsel to the Administrative Agent and the Arranger, regardless of whether or not the Credit Facilities close.

Fees:
Commitment Fee:	A Commitment Fee of 50 basis points shall be paid on the unused portion of the Revolver payable to each Lender quarterly in arrears in proportion to such Lender’s commitment.

Collateral:	The Credit Facilities will have a first priority security interest on all tangible and intangible existing and subsequently acquired property, including, but not limited to, receivables, inventory, equipment, furniture, fixtures, improvements, intangibles and owned real property of the Loan Parties. First priority perfected lien on 100% of the common stock of each domestic subsidiary of the Borrower, and in the event that a guarantee by foreign subsidiaries would have adverse tax consequences, 65% of the Company’s first tier foreign subsidiaries; to include an applicable pledge of all subsequently acquired or formed subsidiaries.

Voluntary Prepayments:	Outstandings or commitments under the Credit Facilities may be prepaid or terminated at the Borrower’s option without premium or penalty, in minimum principal amounts to be agreed, subject to reimbursement of any costs associated with prepayments of LIBOR advances or any other provisions contained in the credit agreement.

Voluntary prepayments of the Term Loan shall be applied in the inverse order of scheduled payments and may not be reborrowed.

Mandatory Prepayments:	Mandatory prepayments of the Term Loan shall be required in an amount equal to:

(i) 100% of the net proceeds of material additional indebtedness, with appropriate baskets to be agreed upon.

(ii) 50% of the net proceeds of any equity issuance, excluding the pending IPO.

(iii) 100% of the net cash proceeds from material asset or property sales, with appropriate baskets to be agreed upon.

(iv) 100% of the net proceeds from any recovery event, with appropriate baskets to be agreed upon.

(v) 100% of the outstandings under the Revolver that exceed the Revolver commitment as a result of a fluctuation in exchange rates between Alternate Currency and U.S. Dollars.

Payments (i) through (v) will be first applied to reduce the Term Loan in inverse order to the remaining principal payments and then to the Revolver outstandings, if any. Mandatory prepayments of the Term Loan may not be reborrowed. Payment (vi) is only applicable to the Revolver.

All payments (including voluntary prepayments) shall be accompanied by (i) payment of accrued interest on the amount prepaid to the date of prepayment, and (ii) in the case of a prepayment of a LIBOR Loan, compensation to the Lenders for break funding.

Representations and Warranties:	Usual and customary for transactions of this type including those listed below and such additional Representations and Warranties as may be required by the Arranger and Lenders.

a. Organization and qualification. a.

b. Capitalization and ownership.

c. Subsidiaries.

d. Power and authority.

e. Validity, binding effect and enforceability.

f. No conflict.

g. Litigation.

h. Title to properties.

i. Financial statements; no material adverse change.

j. Use of proceeds; margin stock.

k. Full disclosure.

l. Taxes.

m. Consents and approvals.

n. No Event of Default.

o. Patents, trademarks, copyrights, licenses.

p. Solvency.

q. Perfection and priority of liens securing the Credit Facilities.

r. Insurance.

s. Compliance with laws.

t. Material contracts.

u. Investment companies.

v. Plans and benefit arrangements.

w. Employment matters.

x. Environmental matters.

y. Senior debt status.

z. Anti-terrorism laws.

Conditions Precedent To Closing:	The loan documentation will contain conditions to the effectiveness of the Credit Facilities reasonably satisfactory to the Lenders including, but not limited to the following:

a.    The Company shall have acquired the stock of the Pending Acquisitions on terms and conditions acceptable to the Arranger, the Administrative Agent and Lenders in their sole discretion, including without limitation, documentation, title to assets, purchase price adjustments, and liabilities assumed.

b.    A certified copy of the stock purchase agreements for the Pending Acquisitions (including all amendments, supplements, schedules and exhibits thereto), which shall provide for an aggregate cash purchase price not to exceed [$TBD] million (excluding Transaction expenses). The Borrower shall have raised a minimum of $145,000,000 in equity proceeds through an IPO of its common stock.

c.    Satisfactory evidence that, after giving effect to the Transaction, (i) the Borrowers’ trailing twelve month PF Adjusted EBITDA for the period ended June 30, 2008, as determined in accordance with GAAP, shall be at least equal to $28,200,000, (ii) the ratio of pro forma total debt to total trailing twelve month PF Adjusted EBITDA at closing shall not exceed 3.0x and (iii) the ratio of pro forma total debt less Isoclima debt to total trailing twelve month PF Adjusted EBITDA less Isoclima PF Adjusted EBITDA at closing shall not exceed 2.75x. .

d.    Any existing credit agreements and the obligations thereunder shall have been repaid in full and all related documentation and liens shall have been terminated with the exception of debt to be assumed as part of the Pending Acquisitions, including the debt of the Italian subsidiary which may remain outstanding as of the Closing Date in an amount not to exceed 34,786,010 Euros.

e. Negotiation, execution and delivery of definitive documentation with respect to the Credit Facilities satisfactory to the Borrower, the Administrative Agent and the Lenders.

f. Closing certificate as to the accuracy of Representations and Warranties, compliance with covenants and absence of an Event of Default or Potential Default.

g. Certified resolutions, incumbency certificate and corporate documents.

h. Search of lien, tax and judgment filings in various jurisdictions.

i.    The Lenders shall have been granted on the Closing Date first-priority perfected liens and guarantees to the extent required and shall have received such other reports, documents and agreements as are customarily delivered in connection with security interests in the types of assets subject to such liens.

j. Environmental assessment (including flood plain determination) and review of title and related documentation as may be required by the Administrative Agent.

k.    The Borrower shall have delivered projected consolidated financial statements (including a pro forma opening balance sheet, pro forma statements of operations and cash flows) for 2008 through 2011 that are reasonably acceptable to the Lenders and the Arranger.

l. All regulatory approvals and licenses, absence of any legal or regulatory prohibitions or restrictions.

m. Delivery of satisfactory and customary legal opinion(s) of Loan Parties’ and Pending Acquisition counsel, including secured transaction and perfection opinion.

n.    Delivery of legal opinion(s) of counsel or memoranda of accountants or similar assurances, acceptable to the Administrative Agent and Arranger (upon which the Lenders shall be permitted to rely) including an opinion or memorandum or assurance satisfactory to the Agent and Lenders concerning continued repatriation of European foreign cash flows through the Luxemburg Trust and of other cash flows from Mexico.

o. No material adverse change with respect to the Company and its subsidiaries.

p. No material litigation.

q. Evidence of required insurance.

r. Payment of all fees and expenses subject to reimbursement.

Conditions Precedent To All Loans:	Usual and customary for transactions of this type, to include without limitation the following covenants applicable to the Borrower and its subsidiaries:

a.    All Representations and Warranties are true and correct in all material respects on and as of the date of any borrowing, before and after giving effect to such borrowing and to the application of the proceeds therefrom, as though made on and as of such date; and,

b. No Event of Default or event, which, with the giving of notice or passage of time or both, would be an Event of Default, has occurred and is continuing, or would result from such Borrowing.

Affirmative Covenants:	Usual and customary for transactions of this type, to include without limitation the following covenants applicable to the Borrower and its subsidiaries:

a. Maintenance of books, records and inspection.

b. Maintenance of insurance.

c. Payment of taxes.

d. Preservation of corporate existence, rights and authority.

e. Maintenance of properties and leases.

f. Maintenance of patents, trademarks, etc.

g. Compliance with laws (including environmental laws and ERISA matters) and material contractual obligations.

h. Use of proceeds.

i. Subordination of intercompany loans.

j.    A portion of all foreign cash flow from offshore subsidiaries, other than the minimum amount necessary to service the permitted indebtedness of the offshore subsidiaries, shall be repatriated on a regular basis and at least on a quarterly basis in an amount as necessary to service domestic Fixed Charges .

Negative Covenants:	Usual and customary for transactions of this nature with respect to the Borrower and the Guarantors, including, but not limited to, the following:

a.    Maximum Leverage Ratio – The ratio of Consolidated Indebtedness to Consolidated EBITDA calculated at the end of each fiscal quarter for the four fiscal quarters then ended, according to the following schedule with step-downs:

Period	Level
12/31/08	TBD
TBD	TBD

b.    Minimum Fixed Charge Coverage Ratio – As of the end of each fiscal quarter, the ratio of EBITDA less capital expenditures to Fixed Charges (to be defined in the loan documentation) (“Fixed Charge Coverage Ratio”), as measured on a rolling four quarter basis (unless otherwise noted below) at each fiscal quarter end according to the following schedule:

Period	Level
9/30/09	TBDx
(for the previous three quarters)
12/31/09 and Thereafter	TBDx

c. Maximum Capital Expenditures – Capital expenditures shall not exceed [$TBD] on an annual basis.

d. Minimum PF Adjusted EBITDA, as measured on a rolling four quarter basis at each fiscal quarter end according to the following schedule:

Period	Level
12/31/08	TBD
3/31/09	TBD
6/30/09	TBD

Minimum PF Adjusted EBITDA shall not be tested after the quarter ended June 30, 2009.

e.    Limitation on Acquisitions – Maximum pro forma Leverage Ratio at close of a Permitted Acquisition shall be the lower of (i) TBDx or (ii) 0.50x less than the maximum leverage covenant then in effect at the time of the acquisition. $10,000,000 of unused availability under the Revolver after giving effect to such acquisition. Other conditions included in the loan documentation.

f. Limitations on joint ventures or creation of non wholly-owned subsidiaries.

g. Limitations on asset divestitures.

h. Limitations on additional indebtedness/guarantee obligations, liens and investments.

i. Limitation on dividends, redemptions and repurchases with respect to capital stock.

j. Limitation on changes in line of business conducted by Borrower and Guarantors.

k. Limitations on transactions with affiliates.

Other Negative Covenants with respect to the Borrower and the Guarantors as reasonably appropriate.

Reporting Requirements:
a.    Within 45 days after each of the first three fiscal quarters, financial statements of the Borrower and its subsidiaries, consisting of a consolidated and consolidating balance sheet as of the end of such fiscal quarter and related consolidated and consolidating statements of income, retained earnings and cash flows for the fiscal quarter then ended and the fiscal year through that date, all in reasonable detail and certified by the Chief Executive Officer, President or Chief Financial Officer of the Borrower as having been prepared in accordance with GAAP.

b.    Provide within 90 days after the end of each fiscal year of the Borrower, financial statements of the Borrower and its subsidiaries consisting of a consolidated and consolidating statements of income, retained earnings and cash flows for the fiscal year then ended, and with respect to such consolidated financial statements, audited by independent certified public accountants of nationally recognized standing satisfactory to the Administrative Agent and including an unqualified opinion.

c. Concurrent with delivery of the financial statements, a compliance certificate signed by the Chief Executive Officer, President or Chief Financial Officer of the Borrower.

d. Annual budget and forecast.

e. Delivery of notices of default, material litigation and material governmental and environmental proceedings.

f. Other information as reasonably requested.

Events of Default:	a. Payment default.

b. Breach of Representations or Warranties.

c. Violation of covenant(s).

d. Cross default to any other indebtedness

e. Bankruptcy, insolvency.

f. Change of control.

g. Judgments.

Other Events of Default as appropriate.

Required Lenders:	Amendments and waivers of the definitive credit documentation will require the approval of Lenders holding loans and commitments representing more than 50% of the aggregate amount of loans and commitments under the Credit Facilities (the “Required Lenders”), except that the consent of all the Lenders affected thereby shall be required with respect to any amendment or waiver that (i) increases the amount of the Revolver or Term Loan commitments, (ii) extension of the Revolver or Term Loan expiration date, (iii) postpones or delays any date fixed for payment of principal, interest or fees, (iv) reduces the interest rate or decreases the amount of any payment of principal, interest, fees, or other amounts payable, (v) changes the percentage of the aggregate commitments or principal amounts required for any Lender or the Lenders to take action, (vi) changes the pro rata shares of the Lenders, (vii) releases a material amount of collateral (if lien on collateral is then in effect) or releases a Guarantor (other than in connection with a permitted sale of assets) or (viii) changes any provision of the credit agreement that requires unanimous consent of Lenders.

Governing Law:	State of New York.

Agent’s Counsel	Buchanan Ingersoll & Rooney PC.

Exhibit I
2. Pricing Grid

	Level I	Level II	Level III	Level IV
		If the	If the
		Leverage	Leverage
	If the	Ratio is	Ratio is	If the
	Leverage	greater than	greater than	Leverage
	Ratio is less	2.0 but less	2.5 but less	Ratio is
Basis for	than or equal	than or equal	than or	greater than
Pricing	to 2.0 to 1.0.	to 2.5.	equal to 3.0.	3.0.
Term Loan
LIBOR +	250	300	350	400
Base Rate +	150	200	250	300

Revolver
LIBOR +	250	300	350	400
Base Rate +	150	200	250	300
Note: Pricing shall be locked at Level IV from Closing through receipt of the March 31, 2009 compliance certificate.

Exhibit II
Estimated Sources and Uses

Sources of Funds
Revolver	$11,275,500
Term Loan	15,000,000
IPO	145,000,000
Assumed Isoclima Debt	49,023,000

Total Sources	$220,298,500

Uses of Funds
Isoclima Purchase Price	$87,915,700
TPS Purchase Price	31,235,200
OmniTech Purchase Price	27,041,700
Repay Isoclima Debt	49,022,900

Repay O’Gara Debt	4,362,000
Repay TPS Debt	2,571,000
Repay OmniTech Debt	250,000
Founders Plan	2,000,000
Fees and Expenses	15,900,000

Total Uses	$220,298,500
Note:
1. The Isolcima consideration is denominated in Euros and the numbers above assume a conversion rate of €1=$1.41 at October 1, 2008. The total consideration will be adjusted upward or downward on a one-to-one basis for the amount of Isoclima’s debt that is higher or lower than €42,300,000 ($62,168,310).
2. TPS consideration assumes closing occurs on or before October 31, 2008. The total consideration will increase by $189,583 if closing occurs between November 1 and November 30, 2008, and an additional $189,583 if closing occurs between December 1 and December 31, 2008.
3. OmniTech consideration assumes closing occurs on or before October 31, 2008. The total consideration will increase by $500,000 if closing occurs between November 1 and November 30, 2008, and an additional $500,000 if closing occurs between December 1 and December 31, 2008.